Leuthold Funds, Inc.
                                                                                                                              November 5, 2012

Supplement to the Prospectus dated January 31, 2012, as previously supplemented May 24, 2012

Changes to Investment Strategies of Leuthold Asset Allocation Fund

1. Effective as of December 3, 2012, the Leuthold Asset Allocation Fund’s “Principal Investment Strategies of the Fund” discussion is amended to read in its entirety as follows:

“Principal Investment Strategies of the Fund”

The Fund is a “flexible” fund, meaning that it allocates its investments among:

➢ Common stocks and other equity securities (equity securities include common stocks, preferred stocks, convertible preferred stocks, warrants, options, futures and American Depository Receipts, and may engage in short sales of equity securities);

➢Bonds and other debt securities (debt securities include U.S. and foreign Treasury Notes and
Bonds, investment grade corporate debt securities, agency bonds, municipal bonds, mortgage-backed securities, bank loans, convertible debt securities and debt securities below investment grade);

➢ Equity securities of real estate investment trusts (REITs) and real estate companies, and real estate exchange traded funds and exchange traded notes.

➢ Commodities (commodities include metals, energy and agricultural, including equity securities of companies principally engaged in the energy, metals and agriculture group of industries and exchange traded funds and exchange traded notes that invest principally in commodities);

➢ Money market instruments (including non-U.S. dollar denominated cash equivalents and foreign currency instruments);

in proportions which reflect the judgment of Leuthold Weeden Capital Management (referred to as the Adviser) of the potential returns and risks of each asset class. The Adviser considers a number of factors when making these allocations, including economic conditions and monetary factors, inflation and interest rate levels and trends, investor confidence, and technical stock market measures.

The Fund expects that normally:

➢ 30% to 70% of its assets will be invested in common stocks and other equity securities;

➢ 20% to 60% of its assets will be invested in bonds and other debt securities (other than money market instruments);

➢ up to 20% of its assets will be invested in equity securities of REITs and real estate companies, and real estate exchange traded funds and exchange traded notes;

➢ up to 20% of its assets will be invested in commodities; and

➢ up to 20% of its assets will be invested in money market instruments (including non-U.S. dollar denominated cash equivalents and foreign currency instruments).

The Fund’s investments in common stocks and other equity securities may consist of:

➢ Large, mid, or small capitalization common stocks;

➢ Growth stocks, value stocks, or cyclical stocks;

➢ Aggressive stocks or defensive stocks;

➢ Stocks in any industry or sector;

➢ Equity mutual funds and exchange-traded funds;

➢ Common stocks of foreign issuers;

➢ Futures; and

➢ Options.

The Fund will use a multi-factor asset selection approach which utilizes valuation, growth, investor sentiment, quality/profitability, and price components along with a top-down, quantitative group attractiveness assessment (through the Adviser’s Global Group Strategy). The Global Group Strategy utilizes a disciplined, unemotional, quantitative investment approach that is based on the belief investors can achieve superior investment performance through group selection on a global scale.

The Adviser continuously updates its investment discipline and adjusts the Fund’s portfolio as necessary to keep the Fund invested in stocks which the Adviser believes are the most attractive. Such adjustments may result in high portfolio turnover.

The Fund’s investments in bonds and other debt securities may include U.S. and foreign Treasury Notes and Bonds, investment grade corporate debt securities, agency bonds, municipal bonds, convertible debt securities, high yield securities commonly known as “junk bonds,” mortgage-backed securities, bank loans, and debt securities of foreign issuers. The Fund may also invest in mutual funds and exchange-traded funds that invest in high yield securities.

The Fund may engage in short sales of index-related and other equity securities to reduce its asset exposure or to profit from an anticipated decline in the price of the security sold short.

The Fund will allocate assets to equities, bonds, real estate securities, commodities, and cash. A combination of the following models will be used to assess the attractiveness of each asset class. The “macro model” examines the macro-environment and assesses which asset class tends to perform better in environments closely resembling the current conditions. The “technical/momentum model” evaluates the momentum of each asset class relative to the other asset classes. The “structural model” seeks to evaluate the attractiveness of each asset class, on a long-term basis, based on the components of total return – income generation, growth potential, and valuation. Asset classes expected to generate significant income with higher growth rates, as well as an opportunity for valuation expansion are deemed most attractive. The overall allocation to a specific asset class is a function of its attractiveness, risk profile, portfolio-level constraints, and overall portfolio-level objectives such as target return and risk.

2. Effective as of December 3, 2012, the discussion under “How Leuthold Core Investment Fund and
Leuthold Asset Allocation Fund Allocate Assets” is amended to read in its entirety as follows:

“How Leuthold Core Investment Fund Allocates Assets”

The Adviser allocates the Leuthold Core Investment Fund’s investments among the three asset classes as follows:

First, the Adviser analyzes the U.S. Government bond market with the goal of determining the risks and returns that U.S. Treasury securities present over the next one to five years.

Next, the Adviser assesses the probability that common stocks as an asset class will perform better than U.S. Treasury securities. In doing so, it considers The Leuthold Group’s Major Trend Index. This proprietary index is evaluated weekly by The Leuthold Group.

Finally, the Adviser implements the asset allocation strategy. In doing so, the Adviser may purchase put or call options on stock indexes or engage in short sales of index-related and other securities to adjust the exposure of these Funds.

“How Leuthold Asset Allocation Fund Allocates Assets”

The Fund will allocate assets to equities, bonds, real estate securities, commodities, and cash. A combination of the following models will be used to assess the attractiveness of each asset class. The “macro model” examines the macro-environment and assesses which asset class tends to perform better in environments closely resembling the current conditions. The “technical/momentum model” evaluates the momentum of each asset class relative to the other asset classes. The “structural model” seeks to evaluate the attractiveness of each asset class, on a long-term basis, based on the components of total return – income generation, growth potential, and valuation. Asset classes expected to generate significant income with higher growth rates, as well as an opportunity for valuation expansion are deemed most attractive. The overall allocation to a specific asset class is a function of its attractiveness, risk profile, portfolio-level constraints, and overall portfolio-level objectives such as target return and risk.

3. Effective as of December 3, 2012, the discussion under “How Leuthold Core Investment Fund and Leuthold Asset Allocation Fund Make Individual Security Selections” is amended to read in its entirety as follows:

“How Leuthold Core Investment Fund Makes Individual Security Selections”

After the Adviser has determined the appropriate allocations among asset classes, it selects individual investments as follows:

For investments in bonds and debt securities (other than money market instruments), the Adviser will first compare the anticipated returns and risks of U.S. Treasury Notes and Bonds, foreign government debt securities (without limitation as to rating), and corporate fixed-income securities (without limitation as to rating) and determine how much to invest in each sector. Next, the Adviser will consider interest rate trends and economic indicators to determine the desired maturity of the portfolio of debt securities for the Leuthold Core Investment Fund. The Fund may invest indirectly in fixed-income securities by investing in mutual funds or closed-end investment companies which invest in such securities. It may do so to obtain a diversified exposure to high yield or “junk” bonds.

For the Leuthold Core Investment Fund’s investments in common stocks and other equity securities, the Adviser uses the Select Industries Strategy.

In addition to investing in individual stocks, the Leuthold Core Investment Fund may invest in mutual funds, exchange-traded funds, unit investment trusts, or closed-end investment companies which invest in a specific category of common stocks. The Leuthold Core Investment Fund may do so to obtain (a) exposure to international equity markets by investing in international funds, (b) increased exposure to a particular industry by investing in a sector fund, or (c) a broad exposure to small capitalization stocks by investing in small cap funds.

“How Leuthold Asset Allocation Fund Makes Individual Security Selections”

Individual securities are selected based on an asset selection model that uses valuation, growth, investor sentiment, quality/profitability, and price components to determine the best candidates for inclusion in the Fund. The Fund will seek consistency between the Adviser’s macro-environment views and the Fund’s equity portfolio characteristics profile by moving exposures accordingly. The Fund may alter equity exposure to favor certain characteristics (large capitalization equities versus small capitalization equities, growth versus value, or domestic versus international, for example) to bring the portfolio in line with the Adviser’s macro-environment views.

Changes to Principal Risks of Leuthold Asset Allocation Fund

Effective as of December 3, 2012, the Leuthold Asset Allocation Fund’s “Principal Risks of Investing in the Fund” discussion is supplemented to include the following:

➢ Real Estate Securities Risk: When the Fund invests in equity securities of REITs and real estate companies, and real estate exchange traded funds and exchange traded notes, it is subject to risks principally associated with investing in real estate: (1) possible declines in the value of real estate, (2) adverse general and local economic conditions, (3) possible lack of availability of mortgage funds, (4) changes in interest rates, and (5) environmental problems. In addition, REITs and real estate companies are subject to other risks related specifically to their structure and focus: (a) dependency upon management skills; (b) limited diversification; (c) the risks of locating and managing financing for projects; (d) heavy cash flow dependency; (e) possible default by borrowers; (f) the costs and potential losses of self-liquidation of one or more holdings; (g) the possibility of failing to maintain exemptions from securities registration; (h) duplicative fees; and (i) in many cases, relatively small market capitalization, which may result in less market liquidity and greater price volatility.

➢ Commodities Risk: Exposure to the commodities markets may subject the Fund to greater volatility than investments in traditional securities. Because the Fund invests in exchange traded funds and exchange traded notes that invest principally in commodities, developments affecting commodities may have a disproportionate impact on such exchange traded funds and exchange traded notes. Commodities are subject to substantial price fluctuations over short periods of time and may be affected by unpredictable economic, political and environmental events. Factors that may significantly affect the prices of commodities include, but are not limited to: global supply and demand; domestic and international interest rates and investors’ expectations of interest rates; inflation rates and investors’ expectations of inflation rates; the investment and trading activities of commodity futures contracts; political, economic, or financial events, both globally and regionally.

Change in Portfolio Managers of Leuthold Asset Allocation Fund

Effective as of December 3, 2012, the Leuthold Asset Allocation Fund’s portfolio managers are as follows:

Douglas R. Ramsey, CFA
Matthew B. Paschke, CFA
Chun Wang, CFA
Eric J. Weigel
* * *

The date of this Supplement is November 5, 2012.

Please retain this Supplement for future reference.